Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-109889, 333-89368, 333-62866, 333-06163, 333-29103, 333-80313, 333-52339, 333-129895, 333-163926) pertaining to the Non-Plan Stock Option, 1996 Stock Option Plan, New Executive Stock Option Plan, 1995 Employee Stock Purchase Plan, 1995 Directors' Stock Option Plan, 1996 Stock Option Plan, 1996 Non-Executive Stock Option Plan, 1988 Incentive Stock Option Plan, 2005 Stock Incentive Plan and 2009 Stock Incentive Plan of our reports dated August 12, 2010, with respect to the consolidated financial statements of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation, included in this Annual Report (Form 10-K) for the year ended May 30, 2010.

/s/ ERNST & YOUNG LLP

San Fransciso, California
August, 12, 2010